Exhibit 99.1

The TJX Companies, Inc. Reports Strong 18% Increase in Q2 FY14 EPS; Raises Full-Year Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 20, 2013--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended August 3, 2013. Net sales for the second quarter of Fiscal 2014 increased 8% to $6.4 billion. Consolidated comparable store sales for the quarter increased 4% over last year’s reported 7% increase. Net income for the second quarter was $480 million. Second quarter diluted earnings per share were $.66, an 18% increase over last year’s $.56, which represented a 24% increase over the prior year’s EPS.

For the first half of Fiscal 2014, net sales were $12.6 billion, an 8% increase over last year. Consolidated comparable store sales for the first half of Fiscal 2014 increased 3% over last year’s reported 8% increase. Net income for the first half of Fiscal 2014 was $932 million. First half Fiscal 2014 diluted earnings per share were $1.28, a 15% increase over last year’s $1.11, which represented a 32% increase over the prior year’s adjusted EPS.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “We are very pleased with our above-plan second quarter results which were achieved over high year-over-year comparisons for quarterly comp sales and EPS growth. Consolidated comparable store sales increased 4% over a 7% reported increase last year and earnings per share grew 18% over last year’s 24% increase. With our above-plan second quarter results, we are raising our full-year guidance. The third quarter is off to a solid start and we see many opportunities for the second half of the year and beyond. We are in an excellent inventory position, which gives us the flexibility to capitalize on the great brands and fashions available to us in the marketplace. We have exciting marketing and in-store initiatives planned, and above all, as always, we will be offering consumers amazing values! Further, we see great growth opportunities in our brick-and-mortar business and are excited about the long-term potential of e-commerce as another avenue to bring our values to even more consumers. We remain confident that our strong top- and bottom-line growth will continue and we will grow TJX to be a $40 billion-plus company!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2014	FY2013	FY2014	FY2013
In the U.S.:
Marmaxx[4,5]	+4%	+7%	$4,295	$3,976
HomeGoods	+8%	+9%	$690	$598
International:
TJX Canada	+2%	+5%	$679	$661
TJX Europe	+6%	+10%	$778	$711

TJX	+4%	+7%	$6,442	$5,946

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Net Sales for FY2014 include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the second quarter of Fiscal 2014 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on second quarter Fiscal 2014 earnings per share, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Margins

For the second quarter of Fiscal 2014, the Company’s consolidated pretax profit margin was 12.0%, up 0.5 percentage points over the prior year.

The gross profit margin for the second quarter of Fiscal 2014 was 28.8%, 0.7 percentage points above last year’s margin. This increase was driven primarily by strong merchandise margin improvement and buying and occupancy expense leverage on the above-plan sales.

Selling, general and administrative costs as a percent of sales were 16.7% in the second quarter, a 0.2 percentage point increase over last year’s ratio, primarily due to increased investments in marketing and the Company’s e-commerce businesses, as well as the Company’s contribution to The TJX Foundation.

Inventory

Total inventories as of August 3, 2013, were $3.2 billion, compared with $3.0 billion at the end of the second quarter last year. Consolidated inventories on a per-store basis at August 3, 2013, including the distribution centers, but excluding the Company’s e-commerce businesses, were down 5% (down 4% on a constant currency basis). The Company enters the third quarter in an excellent inventory position which gives it the flexibility to take advantage of the great buying opportunities it is seeing in the marketplace.

Shareholder Distributions

During the second quarter, the Company repurchased a total of $325 million of TJX stock, retiring 6.4 million shares. For the first half of Fiscal 2014, the Company spent a total of $625 million in repurchases of TJX stock, retiring 12.9 million shares and it continues to expect to repurchase approximately $1.3 billion to $1.4 billion of TJX stock in Fiscal 2014. The Company may adjust the amount of this spending up or down depending on various factors.

Third Quarter and Full Year Fiscal 2014 Outlook

For the third quarter of Fiscal 2014, the Company expects diluted earnings per share to be in the range of $.69 to $.72, which would represent an 11% to 16% increase over last year’s $.62 per share. This outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

As mentioned above, for the fiscal year ending February 1, 2014, the Company is raising its guidance for diluted earnings per share to $2.74 to $2.80 versus $2.55 in Fiscal 2013. Excluding the approximately $.08 benefit from the 53rd week in the Company’s Fiscal 2013 calendar, this guidance would represent an 11% to 13% increase over the adjusted $2.47 in Fiscal 2013. This updated guidance now includes an additional $.01 per share negative impact from foreign currency exchange rates. Further, this outlook is now based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company’s earnings guidance for the third quarter and full year Fiscal 2014 assumes that currency exchange rates will remain unchanged from current levels.

Stores by Concept

During the second quarter ended August 3, 2013, the Company increased its store count by a net of 19 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,047	1,052	30.5	30.6
Marshalls	911	914	28.2	28.3
HomeGoods	426	430	10.7	10.8
Sierra Trading Post	4	4	0.1	0.1
TJX Canada:
Winners	226	226	6.6	6.6
HomeSense	89	89	2.1	2.1
Marshalls	21	22	0.7	0.7
TJX Europe:
T.K. Maxx	352	355	11.1	11.2
HomeSense	24	27	0.5	0.6

TJX	3,100	3,119	90.4	90.9

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 1,052 T.J. Maxx, 914 Marshalls, 430 HomeGoods and 4 Sierra Trading Post stores as well as SierraTradingPost.com in the United States; 226 Winners, 89 HomeSense, and 22 Marshalls stores in Canada; and 355 T.K. Maxx and 27 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal 2014 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2014 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 27, 2013, or at www.tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in the attached appendix. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational expansion and management of large size and scale; customer trends and preferences; market, banner, geographic and category expansion; marketing, advertising and promotional programs; competition; personnel recruitment and retention and costs of labor; global economic conditions and consumer spending; data security; information systems and new technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; acquisitions, business investments and divestitures; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		26 Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012

Net sales	$6,442,424	$5,945,559	$12,632,033	$11,743,645

Cost of sales, including buying and occupancy costs	4,586,739	4,275,073	9,020,272	8,440,801
Selling, general and administrative expenses	1,074,320	978,514	2,093,229	1,920,640
Interest expense, net	8,919	9,182	14,201	18,009

Income before provision for income taxes	772,446	682,790	1,504,331	1,364,195
Provision for income taxes	292,887	261,698	571,882	523,903

Net income	$479,559	$421,092	$932,449	$840,292

Diluted earnings per share	$0.66	$0.56	$1.28	$1.11

Cash dividends declared per share	$0.145	$0.115	$0.29	$0.23

Weighted average common shares – diluted	728,599	751,243	730,750	753,721

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	August 3, 2013	July 28, 2012

ASSETS
Current assets:
Cash and cash equivalents	$1,858.8	$1,620.4
Short-term investments	231.2	176.3
Accounts receivable and other current assets	580.2	452.8
Current deferred income taxes, net	91.5	83.5
Merchandise inventories	3,188.5	3,007.7

Total current assets	5,950.2	5,340.7

Property and capital leases, net of depreciation	3,377.8	2,855.8
Other assets	283.9	260.1
Goodwill and tradename, net of amortization	314.1	180.0

TOTAL ASSETS	$9,926.0	$8,636.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,940.3	$1,863.1
Accrued expenses and other current liabilities	1,502.6	1,362.4

Total current liabilities	3,442.9	3,225.5

Other long-term liabilities	983.5	860.1
Non-current deferred income taxes, net	375.3	386.5
Long-term debt	1,274.2	774.5

Shareholders’ equity	3,850.1	3,390.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,926.0	$8,636.6

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	26 Weeks Ended
	August 3, 2013	July 28, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$932.4	$840.3
Depreciation and amortization	266.0	246.5
Deferred income tax provision	42.8	30.8
Share-based compensation	35.7	29.9
(Increase) decrease in accounts receivable and other assets	(34.2)	32.6
(Increase) in merchandise inventories	(198.4)	(59.7)
Increase in accounts payable	24.3	218.6
(Decrease) in accrued expenses and other liabilities	(226.6)	(10.7)
Other	(30.7)	(20.6)

Net cash provided by operating activities	811.3	1,307.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(497.0)	(438.9)
Purchases of short-term investments	(196.2)	(136.6)
Sales and maturities of short-term investments	189.4	54.0
Other	2.7	0.5
Net cash (used in) investing activities	(501.1)	(521.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	499.6	-
Payments for repurchase of common stock	(627.6)	(597.0)
Proceeds from issuance of common stock	64.3	61.3
Cash dividends paid	(187.3)	(155.7)
Other	28.9	24.5
Net cash (used in) financing activities	(222.1)	(666.9)

Effect of exchange rate changes on cash	(41.3)	(6.5)

Net increase in cash and cash equivalents	46.8	113.3
Cash and cash equivalents at beginning of year	1,812.0	1,507.1

Cash and cash equivalents at end of period	$1,858.8	$1,620.4

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		26 Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net sales:
In the United States:
Marmaxx	$4,295,346	$3,976,051	$ 8,431,095	$7,865,109
HomeGoods	690,123	597,714	1,379,653	1,193,436
TJX Canada	679,364	660,703	1,324,860	1,300,912
TJX Europe	777,591	711,091	1,496,425	1,384,188
Total net sales	$6,442,424	$5,945,559	$ 12,632,033	$11,743,645

Segment profit:
In the United States:
Marmaxx	$647,978	$581,379	$ 1,282,278	$1,186,007
HomeGoods	81,170	60,531	170,233	129,964
TJX Canada	90,776	92,661	165,082	163,726
TJX Europe	40,529	24,724	56,893	36,453
Total segment profit	860,453	759,295	1,674,486	1,516,150

General corporate expenses	79,088	67,323	155,954	133,946
Interest expense, net	8,919	9,182	14,201	18,009
Income before provision for income taxes	$772,446	$682,790	$ 1,504,331	$1,364,195

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended August 3, 2013, TJX repurchased 6.4 million shares of its common stock at a cost of $325 million. During the six months ended August 3, 2013, TJX repurchased 12.9 million shares of its common stock at a cost of $625 million. On February 5, 2013 the Board of Directors approved an additional $1.5 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  On December 21, 2012 TJX purchased Sierra Trading Post (STP), an off-price internet retailer for approximately $200 million, subject to customary post-closing adjustments. The operating results of STP since the date of acquisition are not material and have been included with the Company’s Marmaxx segment.
  On May 2, 2013 TJX issued $500 million of 2.50% ten year notes. The Company intends to use the proceeds from the notes offering for working capital and other general corporate purposes.

THE TJX COMPANIES, INC.
Reconciliation of GAAP and Non-GAAP measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes excluding certain items that impact the overall comparability among periods can provide additional information on underlying trends of the business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The table here provides supplemental financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Reconciliation of GAAP Basis Earnings Per Share from Continuing Operations

	First Six Months

	FY2014	FY2013	FY2012

Reported EPS	$1.28	$1.11	$0.79
Y/Y Growth	15%	41%
Adjusted for non-operating items:
Impact of A.J. Wright Store Closing	-	-	$0.04
Store Conversion/Grand Re-Openings Costs	-	-	$0.02
Adjusted EPS from continuing operations	$1.28	$1.11	$0.84
Y/Y Growth (Adjusted Basis)	15%	32%

Note: Figures may not foot due to rounding.

CONTACT:
The TJX Companies, Inc.
Sherry Lang or Debra McConnell
Global Communications
(508) 390-2323